POWER OF ATTORNEY

This Statement confirms that I, Michael Margolis have authorized and designated John Nemelka, Paul Burgon and John D. Bergeron, and each of them (each an "Authorized Signatory"), as my true and lawful attorney-in-fact to execute and file on my behalf any and all Forms 3, 4 and 5 (including any amendments thereto) as required by Section 16 of the Securities and Exchange Act of 1934, as amended, that I may be required to file with the United States Securities and Exchange Commission as a result of my ownership of or transactions in, securities of SWK HOLDINGS CORPORATION (the "Company").

The authority of each Authorized Signatory as my attorney-in-fact under this Confirming Statement shall continue until I am no longer required to file Forms 3, 4 and 5 with regard to my ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. I acknowledge that none of the Authorized Signatories, in serving in the capacity as my attorney-in-fact at my request, is assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

/s/ Michael Margolis
Signature

Michael Margolis
Print Name

Date:	11/8/10